EXHIBIT 99.5

                       AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on December 18th, 1996 BETWEEN:

(1) ADT LIMITED whose registered office is at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda (the "Company"); and

(2) MICHAEL ANTHONY ASHCROFT of 60 Market Square, Belize City, Belize (the "Executive")

WHEREAS on May 8, 1993 the parties hereto entered into an employment agreement (the "Employment Agreement") pursuant to which the Company agreed to employ the Executive as Chairman and Chief Executive Officer on the terms set out in the Employment Agreement and the parties hereto have agreed to amend the Employment Agreement on the terms set out below.

NOW IT IS AGREED, in consideration of the mutual promises and covenants contained herein, as follows:-

1. The Employment Agreement shall be amended with effect from the date hereof as follows:

(a) in line two of Clause 3(a), by the deletion of "1988" where it appears in the date "March 31, 1998" and its replacement with "2000";

(b) in line one of Clause 3(b), by the deletion of "1988" where it appears in the date "April 1, 1998" and its replacement with "2000" and by the deletion of "each" where it appears in the phrase "each April 1 thereafter" and its replacement with "every second"; and

(c) in line three of Clause 3(b), by the deletion of "twelve" where it appears in the phrase "period of twelve months" and its replacement with "twenty four".

2. The Employment Agreement, as amended by this agreement, shall be read and construed as one agreement, which agreement shall continue in full force and effect. References in the Employment Agreement to "this agreement", "hereof", "hereunder" and expressions of similar import shall be deemed to be references to the Employment Agreement as amended by this agreement. Nothing in the Employment Agreement, as amended by this agreement, shall be deemed to amend or otherwise prejudice or affect in any way any other agreement or arrangement between the parties hereto.

AS WITNESS the hands of the parties (or their duly authorised representatives) on the date which appears first above.


ADT LIMITED                               MICHAEL ANTHONY ASHCROFT


By: /s/ Peter Slusser                      /s/ M.A. Ashcroft
    -------------------                    ---------------------
    Peter Slusser                              M.A. Ashcroft
    Director
    Chairman, Remuneration Committee